As filed with the Securities and Exchange Commission on August 31, 2007

File No: 333-144056

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heckmann Corporation

(Exact name of registrant as specified in its charter)

Delaware	6770	26-0287117
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75080 Frank Sinatra Dr.

Palm Desert, California 92211

(760) 341-3606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Heckmann Chief Executive Officer 75080 Frank Sinatra Dr.

Palm Desert, California 92211

(760) 341-3606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000 (213) 687-5600—Facsimile	William H. Hinman, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 (650) 251-5000 (650) 251-5002—Facsimile

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 to the Registration Statement on Form S-1 of Heckmann Corporation is to file additional exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The prospectus and financial statements are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC registration fee	$32,571
NASD registration fee	75,500
American Stock Exchange application and listing fees	70,000
Accounting fees and expenses	60,000
Printing and engraving expenses	100,000
Legal fees and expenses	350,000
Miscellaneous expenses	61,929

Total	$750,000

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Paragraph A of Article Ninth of our amended and restated certificate of incorporation provides, in part:

“The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.”

Pursuant to the Form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities

(a) On June 21, 2007, we sold 14,375,000 units to our founders without registration under the Securities Act of 1933, as amended. Of this total, 13,975,000 units were issued to Heckmann Acquisition, LLC, an entity that is owned by our Chairman and Chief Executive Officer, Mr. Richard J. Heckmann, 200,000 units were issued to Mr. Holtz, and 100,000 units were issued to each of Dr. Osborne and Mr. Quayle. Up to 1,875,000 of these units will be redeemed by us at the original issue price of $0.005 per share, to the extent the underwriters do not fully exercise the over-allotment option granted to them. The foregoing units were issued on June 21, 2007, and each recipient of such units is an “accredited investor” as defined under Regulation D of the Securities Act of 1933, as amended. As such, the foregoing units were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The units were sold for an aggregate offering price of $71,875 at a purchase price of $0.005 per unit. No underwriting discounts or commissions were paid with respect to such sales.

(b) We expect to enter into amended agreements to sell 7,000,000 warrants to our founders without registration under the Securities Act of 1933, as amended. The initial subscription agreements were entered into on June 21, 2007. The foregoing warrants will be issued immediately prior to the consummation of this offering, and each recipient of such warrants will be an “accredited investor” as defined under Regulation D of the Securities Act, of 1933 as amended. As such, the foregoing warrants will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The warrants will be sold for an aggregate offering price of $7,000,000 at a purchase price of $1.00 per warrant. No underwriting discounts or commissions will be paid with respect to such sales.

(c) We expect to enter into an agreement to sell 1,875,000 units to Mr. Heckmann without registration under the Securities Act of 1933, as amended. The foregoing units will be issued upon the consummation of our initial business combination, and the recipient of such units will be an “accredited investor” as defined under Regulation D of the Securities Act of 1933, as amended. As such, the foregoing units will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The units will be sold for an aggregate offering price of $15,000,000 at a purchase price of $8.00 per unit. No underwriting discounts or commissions will be paid with respect to such sale.

Item 16.	Financial Statement and Exhibits.

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation

3.2	Form of Amended and Restated Bylaws (1)

4.1	Specimen Unit Certificate (1)

4.2	Specimen Common Stock Certificate (1)

4.3	Specimen Warrant Certificate

4.4	Form of Amended and Restated Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and Heckmann Corporation

5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Form of Amended and Restated Subscription Agreement between Heckmann Corporation and Heckmann Acquisition, LLC

10.2	Form of Registration Rights Agreement

10.3	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company, as trustee, and Heckmann Corporation

10.4	Promissory Note between Richard J. Heckmann and Heckmann Corporation, dated June 4, 2007 (1)

10.5	Form of Letter Agreement between Heckmann Acquisition, LLC and Heckmann Corporation

10.6	Form of Letter Agreement between Richard J. Heckmann and Heckmann Corporation

10.7	Form of Letter Agreement between Lou Holtz and Heckmann Corporation

10.8	Form of Letter Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation

10.9	Form of Letter Agreement between Dan Quayle and Heckmann Corporation

10.10	Form of Escrow Agreement between American Stock Transfer & Trust Company, as escrow agent, and Heckmann Corporation
10.11	Form of Amended and Restated Subscription Agreement between Lou Holtz and Heckmann Corporation

Exhibit No.	Description

10.12	Form of Amended and Restated Subscription Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation

10.13	Form of Amended and Restated Subscription Agreement between Dan Quayle and Heckmann Corporation

10.14	Initial Unit Subscription Agreement between Heckmann Acquisition, LLC and Heckmann Corporation, dated June 21, 2007 (1)

10.15	Initial Unit Subscription Agreement between Lou Holtz and Heckmann Corporation, dated June 21, 2007 (1)

10.16	Initial Unit Subscription Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation, dated June 21, 2007 (1)

10.17	Initial Unit Subscription Agreement between Dan Quayle and Heckmann Corporation, dated June 21, 2007 (1)

10.18	Form of Co-Investment Unit Purchase Agreement between Richard J. Heckmann and Heckmann Corporation

14.1	Code of Ethics

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (2)

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this registration statement) (1)

*	To be filed by amendment.
(1)	Previously filed with the Form S-1 filed by the Registrant on June 26, 2007.
(2)	Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on August 23, 2007.

Item 17.	Undertakings.

(a) The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Desert, state of California, on August 31, 2007.

Heckmann Corporation

By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD J. HECKMANN Richard J. Heckmann	Chief Executive Officer and Chairman of the Board (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	August 31, 2007

* Lou L. Holtz	Director	August 31, 2007

* Dr. Alfred E. Osborne, Jr.	Director	August 31, 2007

* Dan Quayle	Director	August 31, 2007

*By:	/s/ RICHARD J. HECKMANN
Richard J. Heckmann
ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation
3.2	Form of Amended and Restated Bylaws (1)
4.1	Specimen Unit Certificate (1)
4.2	Specimen Common Stock Certificate (1)
4.3	Specimen Warrant Certificate
4.4	Form of Amended and Restated Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and Heckmann Corporation
5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Form of Amended and Restated Subscription Agreement between Heckmann Corporation and Heckmann Acquisition, LLC
10.2	Form of Registration Rights Agreement
10.3	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company, as trustee, and Heckmann Corporation
10.4	Promissory Note between Richard J. Heckmann and Heckmann Corporation, dated June 4, 2007 (1)
10.5	Form of Letter Agreement between Heckmann Acquisition, LLC and Heckmann Corporation
10.6	Form of Letter Agreement between Richard J. Heckmann and Heckmann Corporation
10.7	Form of Letter Agreement between Lou Holtz and Heckmann Corporation
10.8	Form of Letter Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation
10.9	Form of Letter Agreement between Dan Quayle and Heckmann Corporation
10.10	Form of Escrow Agreement between American Stock Transfer & Trust Company, as escrow agent, and Heckmann Corporation
10.11	Form of Amended and Restated Subscription Agreement between Lou Holtz and Heckmann Corporation
10.12	Form of Amended and Restated Subscription Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation
10.13	Form of Amended and Restated Subscription Agreement between Dan Quayle and Heckmann Corporation
10.14	Initial Unit Subscription Agreement between Heckmann Acquisition, LLC and Heckmann Corporation, dated June 21, 2007 (1)
10.15	Initial Unit Subscription Agreement between Lou Holtz and Heckmann Corporation, dated June 21, 2007 (1)
10.16	Initial Unit Subscription Agreement between Alfred E. Osborne, Jr. and Heckmann Corporation, dated June 21, 2007 (1)
10.17	Initial Unit Subscription Agreement between Dan Quayle and Heckmann Corporation, dated June 21, 2007 (1)
10.18	Form of Co-Investment Unit Purchase Agreement between Richard J. Heckmann and Heckmann Corporation
14.1	Code of Ethics
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (2)
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this registration statement) (1)

*	To be filed by amendment.
(1)	Previously filed with the Form S-1 filed by the Registrant on June 26, 2007.
(2)	Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on August 23, 2007.